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                                                                   EXHIBIT 10(d)
                                                                   -------------



                      ONE-YEAR CHANGE IN CONTROL AGREEMENT

                                      WITH

                                  KEY EMPLOYEE



The Lamson & Sessions Co. (the "Company") recognizes that the possibility of a "Change in Control" (as that term is hereafter defined) of the Company may exist at some time in the future and that the uncertainty which such an event would create among key employees of the Company could result in the distraction of management to the detriment of the Company and its stockholders. To encourage continued attention to your assigned duties without distraction should a Change in Control occur, and thereby to induce you to continue to serve as (TITLE OF ASSOCIATE), the Company agrees that in the event of a Change in Control and in the further event, within one (1) year after a Change in Control occurs:

         (a) your employment by the Company (other than discharge for "Cause" as hereinafter defined, death or total or permanent disability) is terminated; or

         (b) you exercise your right to terminate your employment for "Good Reason" as hereafter defined you will be paid severance benefits as specified below:

         1) You shall be entitled to receive as severance pay a sum equal to your annual base salary at the date of your termination plus accrued but unpaid vacation pay, payable in semi-monthly installments in arrears for a period of one year from the date of your termination. The date of the last payment shall be your "Final Separation Date."

         2) To the extent you are eligible, you shall continue to be covered by all Company benefit plans until the Final Separation Date, including group medical and dental plan, group life insurance, accidental death and disability coverage, long-term disability and Salaried Pension Plan coverage, if the terms of such plans permit. You may continue at your option high limit group accident insurance coverage and 40l(k) savings plan deductions, if the terms thereof permit, until your Final Separation Date. Your right to a Company car (if any) and business expenses shall cease on your last day of scheduled employment. Company cars shall be turned in and business expenses outstanding shall be settled within five (5) days of your last day of scheduled employment. Any stock option you hold may be exercised in accordance with the termination or Change in Control provision contained in the Plan under which the option was granted. Should you obtain other employment before the Final Separation Date, you must notify the Company within five (5) days and all benefits (but not severance pay) will cease as of the date of your employment. If for any reason the terms of a specific benefit plan do not permit continuation of benefits during a severance pay period, then such benefits shall not be available to you. The unavailability of any one benefit shall not affect the continuation of other benefits.


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                                                                   EXHIBIT 10(d)
                                                                   -------------

         3) The payments made to you hereunder shall be severance pay given in consideration of your past service and in consideration of your continued service from the date hereof in lieu of any salary payments to you for periods subsequent to your termination. Your entitlement hereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which you may receive from future employment, except as provided in Paragraph 2.

         4) "Change in Control" shall have the same meaning as it does in the Company's 1998 Incentive Equity Plan as amended from time to time.

         5) The specific arrangements provided in this Agreement are not intended to exclude your participation in other benefits available to key employees generally or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time prior to a Change in Control.

         6) This Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

         7) Any payment or delivery required under this Agreement shall be subject to all requirements of law with regard to withholding, filing and making of reports, and the Company shall use its best efforts to satisfy promptly all such requirements.

         8) Termination by the Company of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to substantially perform your duties with the Company or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Agreement, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

         9) "Good Reason" shall mean, subsequent to a Change in Control and without your express written consent, (a) the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, (b) a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time, (c) the Company's requiring you to be based anywhere other than within fifty (50) miles of your present office location, except for required travel on the Company's business, or (d) the liquidation, dissolution, consolidation or merger of the Company or the transfer of all or substantially all of its assets, unless the successor entity assumes all duties and obligations of the Company hereunder.

         10) Prior to a Change in Control, this Agreement shall terminate if you voluntarily resign, retire, become permanently or totally disabled, voluntarily take another position requiring a substantial portion of your time, or die. This Agreement shall also terminate if your employment as a key employee of the Company shall have been terminated at any time for any reason by the management of the Company as constituted prior to any Change in Control.


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                                                                   EXHIBIT 10(d)
                                                                   -------------

         11) In the event any provision or term of this Agreement is finally determined by any judicial, quasi-judicial or administrative body to be void or not enforceable for any reason it is the intent of the Company that all other terms and provisions of this Agreement shall remain in full force and effect and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.




                                      THE LAMSON & SESSIONS CO.




                                      --------------------------------
                                      John B. Schulze, Chairman of the
                                      Board and Chief Executive Officer



ACCEPTED:





-----------------------------
   Name of Associate




Date:
      ------------------------


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